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                                                                 Exhibit 3.1(ii)

                             ARTICLES OF AMENDMENT

                                       OF

                           Q COMM INTERNATIONAL, INC.

To the Secretary of State
State of Utah

         Pursuant to the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act (the "Utah Act"), Q Comm International, Inc., a Utah corporation (the "Corporation") does hereby adopt the following Articles of Amendment.

         FIRST:  The name of the corporation is Q Comm International, Inc.


         SECOND: Article IV of the Articles of Incorporation of the corporation is hereby amended by deleting Article IV thereof in its entirety and substituting the following in lieu thereof:

                                        "ARTICLE IV: STOCK

                  The aggregate number of shares which the Corporation shall have the authority to issue is 50,000,000 shares of nonassessable voting common stock having a $.001 par value per share. Each share of stock shall entitle the holder thereof to one (1) vote on each matter submitted to vote at a meeting of the shareholders. At all elections of directors of the Corporation, each director shall be elected by a majority vote of all shares of capital stock voting.

                  Upon this Articles of Amendment of the Corporation becoming effective pursuant to the Utah Act (the "Effective Time"), every fifteen (15) shares of the Corporation's common stock, par value $.001 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of common stock, par value $.001 per share, of the Corporation (the "New Common Stock").

                  Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to the Corporation's transfer agent, as agent for, the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the New Common Stock at the time of sale. After such sale and upon the surrender of the stockholders' stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.



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                  Each stock certificate that, immediately prior to the
                  Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any factional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph."

         THIRD: The date of adoption of the aforesaid amendment was May 19, 2003.

         FOURTH: The designation, the number of outstanding shares, the number of shares entitled to be cast by the voting group entitled to vote separately on the said amendment, and the number of votes of the voting group indisputably represented at the meeting at which the said amendment was approved are as follows:

         (a)      Designation of voting group:         Common Stockholders

         (b)      Number of outstanding shares
                  of voting group:                     21,175,885

         (c)      Number of shares of voting group
                  entitled to vote separately
                  on the amendment:                    None

         (d)      Number of shares of voting group
                  indisputably represented at
                  the meeting:                         14,161,337

         FIFTH: The total number of undisputed votes cast for the said amendment by the voting group entitled to vote on the said amendment is as follows:

         (a)      Designation of voting group:         Common Stockholders

         (b)      Number of undisputed votes of
                  voting group cast for the
                  amendment:                           12,430,844

         SIXTH: The said number of votes cast for the said amendment was sufficient for the approval thereof by the said voting group.

Executed on this 3rd day of June, 2003

                                Q COMM INTERNATIONAL, INC.

                                BY:/s/ Paul C. Hickey
                                   ----------------------------------
                                Name: Paul C. Hickey
                                Title: Chairman of the Board and CEO